As filed with the Securities and Exchange Commission on January 5, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3051915
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 East Randolph Street Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Aon Savings Plan

(Full Title of the Plans)

Ram Padmanabhan

Vice President, Chief Counsel — Corporate and Secretary

Aon Corporation

Aon Center

200 East Randolph Street

Chicago, Illinois

(312) 381-1000

(Name, Address, and Telephone Number,

Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $1.00 per share	4,250,000	(1)(2)	$46.77	(3)	$198,772,500	(3)	$22,780

(1)                                  Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Aon Savings Plan.

(2)                                  This Registration Statement covers such additional and indeterminate number of shares of Common Stock, as may become issuable by reason of stock dividends, stock splits or similar transactions.

(3)                                  Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the average of the high and low sales prices per share of Common Stock as reported by the New York Stock Exchange on December 29, 2011.

Part II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed with the Commission (Commission file number 001-07933) by Aon Corporation (the “Company”) or the Aon Savings Plan (the “Plan”) are incorporated herein by reference:

(a)                  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(b)                 Aon Savings Plan Annual Report on Form 11-K for the year ended December 31, 2010;

(c)                  The Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

(c)                  The Company’s Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) of the Company filed with the Commission on March 1, 2011, March 8, 2011, March 23, 2011, May 16, 2011, May 24, 2011, May 25, 2011, May 27, 2011, June 15, 2011, October 24, 2011 and December 20, 2011; and

(d)             The description of the Common Stock contained in Item 12 of the Registration Statement on Form 10 filed by the Company with the Commission on February 19, 1980 (when the Company was known as Combined International Corporation), and any amendment or report which the Company has filed (or will file after the date of this Registration Statement and prior to the termination of this offering) for the purpose of updating such description, including the Company’s Current Reports on Form 8-K dated April 23, 1987 and May 9, 2000.

All documents filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company was organized under the laws of the State of Delaware and is subject to the Delaware General Corporation law. Delaware law provides that officers and directors may receive indemnification from their corporations for certain actual or threatened lawsuits. Delaware law sets out the standard of conduct that the officers and directors must meet in order to be indemnified, the parties who are to determine whether the standard has been met and the types of expenditures which will be indemnified. Delaware law further provides that a corporation may purchase indemnification insurance, such insurance providing indemnification for the officers and directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of Delaware law.

The Company’s Second Restated Certificate of Incorporation, as amended, provides that it will indemnify its officers and directors to the fullest extent permitted by Delaware law.  The Company has also entered into indemnification agreements with its officers and directors, which provide specific contractual assurance with respect to the existing indemnification and expense advancement rights extended to such officers and directors under Article Seventh of the Company’s Second Restated Certificate of Incorporation.

In addition, the Company maintains insurance coverage that provides reimbursement within the policy limits for amounts it is obligated to pay arising out of lawsuits involving officers and directors serving in such capacities in which the damages, judgments, settlements, costs, charges or expenses incurred in connection with the defense of the action, suit or proceeding are reimbursable pursuant to Delaware law and the Company’s Second Restated Certificate of Incorporation, as amended.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit

4.1	Second Restated Certificate of Incorporation of the Company - incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1991.
4.2

Certificate of Amendment of the Second Restated Certificate of Incorporation of the Company - incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

4.3	Certificate of Amendment of the Second Restated Certificate of Incorporation of the Company - incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K dated May 9, 2000.
4.4	Amended Bylaws of the Company - incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 25, 2011.
*4.5	Aon Savings Plan, as Amended and Restated Effective January 1, 2009
*4.6	First Amendment to the 2009 Restatement of the Aon Savings Plan
*23	Consent of Ernst & Young LLP	.
*24	Powers of Attorney.

* Filed herewith.

The use of original issuance securities under this Registration Statement is not contemplated. If original issuance securities are hereafter offered and sold, an opinion of counsel will be filed by amendment.

Item 9.  Undertakings.

(a)                  The Company hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 5th day of January, 2012.

AON CORPORATION

By:	/s/ Ram Padmanabhan
	Name:	Ram Padmanabhan
	Title:	Vice President, Chief Counsel — Corporate and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and	January 5, 2012
Gregory C. Case	Director (Principal Executive Officer)

*	Non-Executive Chairman and Director	January 5, 2012
Lester B. Knight

*	Director	January 5, 2012
Fulvio Conti

*	Director	January 5, 2012
Cheryl A. Francis

*	Director	January 5, 2012
Edgar D. Jannotta

*	Director	January 5, 2012
Jan Kalff

*	Director	January 5, 2012
J. Michael Losh

*	Director	January 5, 2012
R. Eden Martin

	*	Director	January 5, 2012
Andrew J. McKenna

	*	Director	January 5, 2012
Robert S. Morrison

	*	Director	January 5, 2012
Richard B. Myers

	*	Director	January 5, 2012
Richard C. Notebaert

	/s/ John W. Rogers, Jr.	Director	January 5, 2012
John W. Rogers, Jr.

	*	Director	January 5, 2012
Gloria Santona

	*	Director	January 5, 2012
Carolyn Y. Woo

	/s/ Christa Davies	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 5, 2012
Christa Davies

	/s/ Laurel Meissner	Senior Vice President and Global Controller (Principal Accounting Officer)	January 5, 2012
Laurel Meissner

* By:	/s/ Ram Padmanabhan		January 5, 2012
Ram Padmanabhan
Attorney-in-Fact

The Plan

Pursuant to the requirements of the Securities Act of 1933, the persons who administer the Aon Savings Plan have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 5th day of January, 2012.

AON SAVINGS PLAN

BY THE COMMITTEE

/s/ John A. Reschke
John A. Reschke

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Second Restated Certificate of Incorporation of the Company - incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1991.
4.2

Certificate of Amendment of the Second Restated Certificate of Incorporation of the Company - incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

4.3	Certificate of Amendment of the Second Restated Certificate of Incorporation of the Company - incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K dated May 9, 2000.
4.4	Amended Bylaws of the Company - incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 25, 2011.
*4.5	Aon Savings Plan, as Amended and Restated Effective January 1, 2009
*4.6	First Amendment to the 2009 Restatement of the Aon Savings Plan
*23	Consent of Ernst & Young LLP.
*24	Powers of Attorney.

* Filed herewith.